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                                                                      EXHIBIT 5


                       [LETTERHEAD OF WEBMD CORPORATION]


                                  May 15, 2002


Board of Directors
WebMD Corporation
669 River Drive, Center 2
Elmwood Park, New Jersey 07407


Gentlemen:


                  I am the Assistant General Counsel of WebMD Corporation, a Delaware corporation (the "WebMD"), and have acted as counsel for WebMD with respect to the filing by WebMD with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering the issuance of up to 10 million shares of WebMD common stock, par value $0.0001 per share ("Common Stock") that may be offered and sold under the WebMD Corporation 2000 Long-Term Incentive Plan and up to 3 million shares (collectively, the "Shares") of Common Stock under the Amended and Restated 1998 Employee Stock Purchase Plan (the "Purchase Plan").

                  Based on my review of WebMD's organizational documents, the option plan pursuant to which the Shares are issuable, the Purchase Plan and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that:

                  1. WebMD is duly formed and validly existing as a corporation in good standing under the laws of the State of Delaware.

                  2. The Shares have been duly authorized for issuance, and, when sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Delaware.

                  As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of WebMD or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents and the conformity to original or certified documents submitted to me as copies.


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                  I express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the State of Delaware. The opinions herein are based on the laws of the State of Delaware in effect on the date hereof.

                  I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.

                  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                    Very truly yours,


                                    /s/ Lewis H. Leicher
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                                    Lewis H. Leicher, Esq.
                                    Assistant General Counsel


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